EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Darling International Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 33-79478), Form S-4 (No. 333-131484) and Form S-8 (Nos. 333-125875, 33-99868 and 33-99866) of Darling International Inc. of our reports dated March 16, 2006, with respect to the consolidated balance sheets of Darling International Inc. and subsidiaries as of December 31, 2005 and January 1, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of Darling International Inc. Our report on the consolidated financial statements refers to a change in the method of accounting for redeemable preferred stock in 2003.

Our report dated March 16, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there was a material weakness related to the Company's accounting for state income taxes.

KPMG LLP

Dallas, TX

October 16, 2006